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                                                                      Exhibit 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

1.   Aegis Realty Operating Partnership, L.P., a Delaware limited partnership

2.   Barclay/Aegis Inc., a Delaware corporation



        LIST OF SUBSIDIARIES OF AEGIS REALTY OPERATING PARTNERSHIP, L.P.

1.   Summit Insured Equity L.P., a Delaware limited partnership

2.   Summit Insured Equity L.P. II, a Delaware limited partnership

3.   Barclay/Aegis Limited Partnership, a Delaware limited partnership

4.   Aegis Waterford, L.L.C. , a Delaware limited liability company

5.   Aegis Oxford, L.L.C., a Mississippi limited liability company

6.   Southgate Partners Limited Partnership, a Delaware limited partnership

7.   Southgate/Aegis L.L.C., , a Delaware limited liability company

8.   Crossroads East Shopping Center, Ltd., an Ohio limited liability company

9.   Aegis Realty Holding Partnership, L.P. , a Delaware limited partnership